UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Adeptus Health Inc.

(Name of Issuer)
Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)
006855100

(CUSIP Number)

December 31, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 006855100	SCHEDULE 13G	Page 2 of 15 Pages

1		NAME OF REPORTING PERSONS TPG-Axon Management LP ("TPG-Axon Management")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,103,172 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,103,172 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,103,172 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 006855100	SCHEDULE 13G	Page 3 of 15 Pages

1		NAME OF REPORTING PERSONS TPG-Axon Partners GP, L.P. ("PartnersGP")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,103,172 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,103,172 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,103,172 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 006855100	SCHEDULE 13G	Page 4 of 15 Pages

1		NAME OF REPORTING PERSONS TPG-Axon GP, LLC ("GPLLC")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,103,172 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,103,172 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,103,172 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 006855100	SCHEDULE 13G	Page 5 of 15 Pages

1		NAME OF REPORTING PERSONS TPG-Axon Partners, LP ("TPG-Axon Domestic")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 472,489 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 472,489 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 472,489 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 006855100	SCHEDULE 13G	Page 6 of 15 Pages

1		NAME OF REPORTING PERSONS TPG-Axon International, L.P. ("TPG-Axon International")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 630,683 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 630,683 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 630,683 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.9%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 006855100	SCHEDULE 13G	Page 7 of 15 Pages

1		NAME OF REPORTING PERSONS TPG-Axon International GP, LLC ("InternationalGP")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 630,683 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 630,683 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 630,683 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.9%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 006855100	SCHEDULE 13G	Page 8 of 15 Pages

1		NAME OF REPORTING PERSONS Dinakar Singh LLC ("Singh LLC")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,103,172 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,103,172 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,103,172 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 006855100	SCHEDULE 13G	Page 9 of 15 Pages

1		NAME OF REPORTING PERSONS Dinakar Singh ("Mr. Singh")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,103,172 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,103,172 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,103,172 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12		TYPE OF REPORTING PERSON IN

CUSIP No. 006855100	SCHEDULE 13G	Page 10 of 15 Pages

Item 1.	(a) Name of Issuer

Adeptus Health Inc.

(b) Address of Issuer’s Principal Executive Offices

2941 Lake Vista Drive, Lewisville, TX 75067

Item 2.	(a) Name of Person Filing

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

(i)  TPG-Axon Management LP ("TPG-Axon Management"), a Delaware limited partnership, with respect to the Common Stock (as defined below) reported in this Schedule 13G held by TPG-Axon Partners, LP ("TPG-Axon Domestic"), and TPG-Axon International, L.P. ("TPG-Axon International” and together with TPG-Axon Domestic, the "Funds").

(ii)   TPG-Axon Partners GP, L.P. ("PartnersGP"), a Delaware limited partnership, which serves as the general partner of TPG-Axon Domestic and the managing member of TPG-Axon International GP, LLC ("InternationalGP"), with respect to the Common Stock reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

(iii)  TPG-Axon GP, LLC ("GPLLC"), a Delaware limited liability company, which serves as the general partner of TPG-Axon Management and PartnersGP, with respect to the Common Stock reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

(iv) TPG-Axon Domestic, a Delaware limited partnership, with respect to the Common Stock reported in this Schedule 13G directly held by it.

(v)  TPG-Axon International, a Cayman Islands exempted limited partnership, with respect to the Common Stock reported in this Schedule 13G directly held by it.

(vi) InternationalGP, a Delaware limited liability company, which serves as the general partner of TPG-Axon International, with respect to the Common Stock reported in this Schedule 13G managed by TPG-Axon Management and held by TPG-Axon International.

(vii) Dinakar Singh LLC ("Singh LLC"), a Delaware limited liability company which serves as the managing member of GPLLC, with respect to the Common Stock reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

(viii) Dinakar Singh ("Mr. Singh"), an individual who serves as the managing member of Singh LLC, with respect to the Common Stock reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

(b) Address of Principal Business Office, or, if none, Residence

(All, except TPG-Axon International)

888 Seventh Avenue

38th Floor

New York, New York 10019

TPG-Axon International

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

(c) Citizenship

Delaware (all, except TPG-Axon International and Mr. Singh); TPG-Axon International: Cayman Islands; Mr. Singh is a United States citizen.

(d) Title of Class of Securities

Class A Common Stock, par value $0.01 per share (the "Common Stock")

(e) CUSIP No.:

006855100

CUSIP No. 006855100	SCHEDULE 13G	Page 11 of 15 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If this statement is filed pursuant to Rule 13d-1(c), check this box [ ].

CUSIP No. 006855100	SCHEDULE 13G	Page 12 of 15 Pages

Item 4. Ownership

TPG-Axon Management, as investment manager to the Funds, has the power to direct the disposition and voting of the shares of Common Stock held by the Funds. InternationalGP is the general partner of TPG-Axon International. PartnersGP is the general partner of TPG-Axon Domestic and the managing member of InternationalGP. GPLLC is the general partner of PartnersGP and TPG-Axon Management. Singh LLC is a managing member of GPLLC. Mr. Singh, an individual, is the managing member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the shares of Common Stock held by the Funds.

Each of Singh LLC, GPLLC, PartnersGP, InternationalGP, and Mr. Singh disclaim beneficial ownership of all of the shares of Common Stock reported in this 13G.

A. TPG-Axon Management

(a) Amount beneficially owned: 1,103,172 shares of Common Stock

(b) Percent of class: 6.7%

(All percentages of beneficial ownership reported in this Schedule 13G are based on the 16,395,599 outstanding shares of Common Stock reported in the Issuer's Form 10-Q for the period ended September 30, 2016.)

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 1,103,172 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 1,103,172 shares of Common Stock

B. PartnersGP

(a) Amount beneficially owned: 1,103,172 shares of Common Stock

(b) Percent of class: 6.7%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 1,103,172 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 1,103,172 shares of Common Stock

C. GPLLC

(a) Amount beneficially owned: 1,103,172 shares of Common Stock

(b) Percent of class: 6.7%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 1,103,172 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 1,103,172 shares of Common Stock

D. TPG-Axon Domestic

(a) Amount beneficially owned: 472,489 shares of Common Stock

(b) Percent of class: 2.9%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 472,489 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 472,489 shares of Common Stock

E. TPG-Axon International

(a) Amount beneficially owned: 630,683 shares of Common Stock

(b) Percent of class: 3.9%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 630,683 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 630,683 shares of Common Stock

F. InternationalGP

(a) Amount beneficially owned: 630,683 shares of Common Stock

(b) Percent of class: 3.9%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 630,683 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 630,683 shares of Common Stock

G. Singh LLC

(a) Amount beneficially owned: 1,103,172 shares of Common Stock

(b) Percent of class: 6.7%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 1,103,172 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 1,103,172 shares of Common Stock

H. Mr. Singh

(a) Amount beneficially owned: 1,103,172 shares of Common Stock

(b) Percent of class: 6.7%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 1,103,172 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 1,103,172 shares of Common Stock

CUSIP No. 006855100	SCHEDULE 13G	Page 13 of 15 Pages

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 006855100	SCHEDULE 13G	Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2017

TPG-Axon Management LP
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon Partners GP, L.P.
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon GP, LLC

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon Partners, LP
By: TPG-Axon Partners GP, L.P., general partner
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon International, L.P.
By: TPG-Axon International GP, LLC, general partner
By: TPG-Axon Partners GP, L.P., managing member
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon International GP, LLC
By: TPG-Axon Partners GP, L.P., managing member
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

Dinakar Singh LLC

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Managing Member

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh

CUSIP No. 006855100	SCHEDULE 13G	Page 15 of 15 Pages

EXHIBIT 1

AGREEMENT TO MAKE JOINT FILING

Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: February 14, 2017

TPG-Axon Management LP
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon Partners GP, L.P.
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon GP, LLC

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon Partners, LP
By: TPG-Axon Partners GP, L.P., general partner
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon International, L.P.
By: TPG-Axon International GP, LLC, general partner
By: TPG-Axon Partners GP, L.P., managing member
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

TPG-Axon International GP, LLC
By: TPG-Axon Partners GP, L.P., managing member
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Chief Executive Officer

Dinakar Singh LLC

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh
	Title:	Managing Member

By:	/s/ Dinakar Singh
	Name:	Dinakar Singh